EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Arista Power, Inc.
1999 Mt. Read Boulevard
Rochester, New York 14615

We hereby consent to the use in this Registration Statement on Form S-1 of our report, dated March 28, 2013 relating to the balance sheets of Arista Power, Inc. as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption, “Experts”, in this Registration Statement.

EFP Rotenberg, LLP
Rochester, New York
August 30, 2013